Exhibit 99.2

AT THE COMPANY
Clifford Bolen
President and Chief Executive Officer
(312) 738-4500, cbolen@vitafoodproducts.com

FOR IMMEDIATE RELEASE
MONDAY, MAY 14, 2007

VITA FOODS REPORTS FIRST QUARTER 2007 RESULTS

Chicago, IL (May 14, 2007) — For the first quarter ended March 31, 2007, Vita Food Products, Inc. (AMEX: VSF) today announced consolidated net income of approximately $185,000, or $0.04 per share, compared to net income of approximately $57,000 or $0.01 per share in the first quarter of 2006. The Vita Seafood segment, which is primarily engaged in the processing and sale of herring products and cured and smoked salmon products, contributed net income of approximately $143,000 compared to net income of approximately $9,000 in 2006. The improvement in net income for the Vita Seafood segment is primarily the result of an improvement in the gross margin percentage on net sales and reduced selling, marketing and distribution expenses that compensated for the decrease in net sales. The Company’s other business segment, Vita Specialty Foods, which is engaged in the processing and sale of salad dressings, marinara sauces, cooking sauces, honey and other specialty food products, had net income of approximately $42,000 in the first quarter of 2007 compared to net income of approximately $48,000 in the first quarter of 2006. Gross profit from increased sales in the first quarter of 2007 was offset by an increase in selling, marketing and distribution expenses.

Consolidated net sales for the first quarter of 2007 were approximately $12.8 million, compared with approximately $12.8 million in the first quarter of 2006. Vita Seafood’s net sales for the first quarter of 2007 were approximately $6.7 million which compares to approximately $7.4 million for the prior year quarter, representing an approximate 9% decrease. The decrease was the result of lower sales in salmon products, which had been at record levels for the Company in the first quarter of 2006. Vita Specialty Foods’ net sales for the first quarter were approximately $6.1 million compared to approximately $5.4 million for the previous year’s first quarter, representing an approximate 13% increase. The net sales increase came largely from new sauce products introduced after the first quarter of 2006.

Gross margin for the quarter was approximately 31.0% as compared to 30.5% for the first quarter of 2006. The gross margin for Vita Seafood increased to 31.2% from 29.3% in the first quarter of 2006. This was the result of selling price increases implemented in the first quarter of 2007. The gross margin for Vita Specialty Foods decreased to approximately 30.8% as compared to approximately 32.1% for the first quarter of 2006. This was mainly attributable to a change in the product sales mix due to increased sales of lower margin products.

- more -

“I was named CEO in August of 2006 after presenting my plan for the future of the Company to the Board of Directors. Since then we have faced a few significant challenges, but we have pressed forward despite those setbacks to reach our short term goals as part of that plan,” said Cliff Bolen, the Company’s President and Chief Executive Officer. “The long term plan contains key strategies targeted at growing both segments of the company. Operationally we are striving to improve our efficiencies and we anticipate leveraging the inherent benefits of a significant upgrade from a planned software conversion to begin later this year.”

The Vita Seafood division is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish. More than 95% of Vita Seafood’s sales are in kosher foods.

Vita Specialty Foods, Inc., the Company’s wholly owned subsidiary, markets and sells honey, salad dressings, barbecue sauces and other meat enhancements and salsas. The Company markets and sells these items under the Virginia Brand®, Oak Hill Farms®, Scorned Woman®, Jim Beam®, Budweiser™, Dr Pepper®, 7UP® and A&W® brands.

The Company’s common stock is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

This release contains forward-looking statements about the Company’s future growth, profitability, introduction of new product and, competitive position. Any such statements are subject to risks and uncertainties, including changes in economic and market conditions, industry competition, raw material prices, the success of new product introductions, management of growth and other risks noted in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.

— TABLES FOLLOW —

- more -

VITA FOOD PRODUCTS, INC.
Condensed Consolidated Statement of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	Mar 31, 2007	Mar 31, 2006	Change
Net sales	$12,774	$12,788	(0)%
Cost of goods sold	8,813	8,892	(1)%
Gross margin	3,961	3,896	2%

Selling and administrative expenses
Selling, marketing & distribution	2,203	2,325	(5)%
Administrative	1,129	1,152	(2)%
Total	3,332	3,477	(4)%

Operating income	629	419	50%

Interest expense	323	325	(1)%
Income before income taxes	306	94	226%
Income tax expense	121	37	227%
Net income	$185	$57	225%

Earnings per common share:
Basic	$0.04	$0.01	300%
Diluted	$0.04	$0.01	300%

Weighted average shares outstanding:
Basic	4,935	3,995
Diluted	4,936	4,016